Exhibit 99.2

Forest Laboratories, Inc. Announces Private Placement of Senior Notes and Amendment to Existing $750 Million Revolver

Release Date:

Monday, December 2, 2013 8:30 am EST

NEW YORK—(BUSINESS WIRE)—Forest Laboratories, Inc. (NYSE: FRX) (“Forest Laboratories”) today announced a proposed offering of $1 billion aggregate principal amount of senior unsecured fixed rate notes due 2021 (the “notes”). The precise timing, size and terms of the offering are subject to market conditions and other factors. Forest Laboratories intends to use the net proceeds from the offering of the notes to fund its proposed accelerated share repurchase initiative and the remainder for general corporate purposes, including potential acquisitions and additional share buybacks.

Forest Laboratories also announced the entry into an amendment to its existing undrawn $750,000,000 revolving credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders, to amend the definition of Consolidated EBITDA to adjust for certain cost savings for the purposes of calculating Forest Laboratories’ leverage ratio and interest coverage ratio. The restrictive agreements covenant was also amended to allow Forest Laboratories to incur additional indebtedness with lien restrictions that are customary for similarly rated U.S. companies and that are not materially more restrictive, taken as a whole, than the restrictions in the Credit Agreement.

The notes will be initially sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Forest Laboratories

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source: Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo

Vice President – Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

media.relations@frx.com

Ticker Slug:

Ticker: FRX

Exchange: NYSE